Exhibit 99.1

eGain Announces Financial Results for the Third Fiscal Quarter Ended March 31, 2009

Mountain View, Calif. (May 07, 2009) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the third fiscal quarter ended March 31, 2009.

Total revenue for the third quarter of fiscal year 2009 was $6.6 million, a decrease of 25% from the comparable year-ago quarter. Total revenue for the first nine months of fiscal year 2009 was $24.3 million, an increase of 4% from the same period last year.

Gross margin for the third quarter of fiscal year 2009 was 63% compared to 65% in the comparable year-ago quarter. Gross margin for the first nine months of fiscal year 2009 was 67% compared to 63% in the same period last year. Total operating costs and expenses for the third quarter of fiscal year 2009 were $4.1 million, a decrease of 18% from the comparable year-ago quarter. Total operating costs and expenses for the first nine months of fiscal year 2009 were $14.6 million, a decrease of 8% from the same period last year.

Net loss for the third quarter of fiscal year 2009 was $196,000, or $0.01 per share, compared to a net income of $542,000, or $0.04 basic net income per share or $0.03 diluted net income per share for the comparable year-ago quarter. Net loss for the third quarter of fiscal year 2009 included stock-based compensation of $50,000 and interest and tax expense of $356,000, compared to stock-based compensation expense of $114,000 and interest and tax expense of $421,000 for the comparable year-ago quarter.

Net income for the first nine months of fiscal year 2009 was $1.3 million, or $0.06 per share on a basic and diluted basis, compared to a net loss of $2.3 million, or $0.15 per share for the same period last year. Net income for the nine months included stock-based compensation of $222,000 and interest and tax expense of $1.1 million, compared to stock-based compensation expense of $241,000 and interest and tax expense of $1.3 million for the same period last year.

Total cash and cash equivalents were $5.5 million on March 31, 2009, compared to $4.0 million at March 31, 2008. Cash provided by operations was $2.0 million for the first nine months of fiscal year 2009, compared to cash used in operations of $1.8 million in the same period last year. Days sales outstanding in receivables for the quarter ended March 31, 2009 were 50 days, compared to 30 days for the comparable year-ago quarter. Deferred revenues totaled $5.6 million at March 31, 2009, up from $5.2 million at March 31, 2008.

eGain’s results for the nine months ended March 31, 2009 were negatively impacted by the reduced value of foreign currencies when compared to U.S. dollars. If currency exchange rates had remained constant from June 30, 2008 (the last day of our prior fiscal year) through March 31, 2009, revenues for the first nine months of fiscal year 2009 would have been up approximately 20%, rather than up 4% when compared to the same period last year.

“New bookings did not meet our expectation even for a traditionally slow quarter,” said Ashu Roy, eGain Chief Executive Officer. “Our enterprise-focused business model results in larger deals that can result in uneven bookings from quarter-to-quarter. Our team is balancing growth and profitability goals well in an uncertain economic environment. Through nine months of the current fiscal year, we are ahead of our profitability plan despite the negative impact of exchange rate fluctuations.”

Business Highlights

New Hosting and License Bookings¹

•

New hosting and license bookings for the third quarter of fiscal year 2009 were $1.6 million, a decrease of 19% from the comparable year-ago quarter. Of the total new hosting and license bookings in the third quarter of fiscal year 2009, 55% was from new hosting bookings and 45% was from new license bookings, compared to 42% from new hosting bookings and 58% from new license bookings in the comparable year-ago quarter. If currency exchange rates had remained constant from June 30, 2008 (the last day of our prior fiscal year) through March 31, 2009, bookings for the third quarter of fiscal year 2009 would have been up approximately 3%, rather than down 19% when compared to the same period last year.

•

New hosting and license bookings for the first nine months of fiscal year 2009 were $10.8 million, an increase of 34% from the same period last year. Of the total new hosting and license bookings in the fist nine months of fiscal year 2009, 30% was from new hosting bookings and 70% was from new license bookings, compared to 41% from new hosting bookings and 59% from new license bookings in the same period last year. If currency exchange rates had remained constant from June 30, 2008 through March 31, 2009, bookings for the first nine months of fiscal year 2009 would have been up approximately 53%, rather than up 34% when compared to the same period last year.

Industry awards

•

eGain was rated a “Leader” in web interaction management and “One to Watch” in web self-service from CRM magazine as part of the publication’s annual “Service Leader” awards. The selection was based on a combination of measures that included revenue, year-over-year growth, reputation in customer satisfaction, depth of functionality, and company direction.

•

eGain was named to KMWorld’s “100 Companies That Matter in Knowledge Management” for the third consecutive year. The vendors in the list are selected by knowledge management practitioners, theorists, analysts, vendors and customers, and represents solution providers that make the most impact in knowledge management.

Solutions

•

eGain introduced a unique “Solution-as-a-Service” offering called “eGain SLaaS™”. It takes the benefits of the SaaS deployment model to a new level by further reducing the risk of customer adoption. “Solution-as-a-Service is a unique combination of value-based pricing with hosted software and bundled services on tap,” said Johan Jacobs, Research Director at Gartner. “SLaaS has the potential to transform enterprise software adoption in a tough economic climate.”

•

eGain received the “Knowledge-Centered Support (KCS) Verified” certification by the Consortium for Service Innovation. KCS is a methodology that enables customer support centers to maximize efficiency and effectiveness by using proven best practices to create and maintain knowledge bases. The certification was awarded for eGain Knowledge™, eGain’s pioneering solution for contact center knowledge management.

Customers and partners

•	eGain signed up new blue-chip clients in the third quarter of fiscal 2009 including:

•	Argos, a part of Home Retail Group, the UK’s leading home and general merchandise retailer.

•	NET-A-PORTER.COM, a premier luxury fashion retailer.

•	One of the world’s foremost nutrition companies.

•

Seven recently-acquired enterprise clients successfully went live with their eGain implementation during the third quarter of fiscal 2009, using our proven best-practice driven implementation method. The success of the initial implementation lays the foundation for future expansion opportunities in these clients.

•

Our investment in partnerships is showing results. For the first nine months of fiscal year 2009, new hosting and license bookings through partners increased to 30% of new hosting and license bookings from 3% for the same period last year.

Market and Business Outlook

Our innovative, award-winning Customer Interaction Hub software is proving to be a compelling proposition for global enterprises looking for proven solutions at an affordable price. We are also seeing increased traction in our partner network as we invest in recruiting and developing them to sell, service, and support eGain Service products.

We continue to systematically improve operating efficiency across all groups within eGain to realize ongoing savings, so we can invest in growth while maintaining profitability. We plan to maintain our current investment level in product development and modestly increase our investment in our partner channel.

Our Cisco OEM partnership is shaping up nicely. Market demand in the Cisco client base resulting from our Cisco OEM partnership continues to be strong for a fully integrated multi-channel contact center platform. The final phase of the integrated product will be available to Cisco customers in the second half of this calendar year. We expect royalties from our Cisco partnership to provide increased revenues in fiscal year 2010.

¹	We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We use this metric internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of multichannel customer service and knowledge management software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, contact center agent productivity, service process efficiencies, sales, and overall contact center performance. To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

# # #

Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts (including the above stated guidance), beliefs, projections, expectations, strategies and intentions, including but not limited to our enterprise-focused business model’s effect on our bookings, our Cisco OEM partnership, our investment in global customer care infrastructure, our projected growth and our targeted customer growth, our management of our business, goals, implementation methods and investments, and the mix of our business on our revenues are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; volatility of the value of certain currencies in relation to the US dollar, particularly the U.K. pound, Indian rupee and Euro; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 29, 2008, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corporation. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Jamie Abayan 650-230-7532 PR@eGain.com	IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2009	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$5,513	$3,790
Restricted cash	13	13
Accounts receivable, net	3,691	2,749
Prepaid and other current assets	463	818

Total current assets	9,680	7,370
Property and equipment, net	773	1,230
Goodwill, net	4,880	4,880
Other assets	397	434

Total assets	$15,730	$13,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,001	$1,669
Accrued compensation	1,671	1,712
Accrued liabilities	1,523	1,632
Deferred revenue	5,397	4,871
Current portion of capital lease obligation	38	52
Current portion of bank borrowings	125	100

Total current liabilities	9,755	10,036
Deferred revenue, net of current portion	208	293
Capital lease obligation, net of current portion	25	78
Related party notes payable	7,458	13,283
Bank borrowings, net of current portion	3,146	3,192
Other long term liabilities	270	321

Total liabilities	20,862	27,203
Stockholders’ deficit:
Common stock	$22	$15
Additional paid-in capital	323,531	316,527
Notes receivable from stockholders	(76)	(74)
Accumulated other comprehensive loss	(597)	(494)
Accumulated deficit	(328,012)	(329,263)

Total stockholders’ deficit	(5,132)	(13,289)

	$15,730	$13,914

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Revenue:
License	$463	$2,234	$5,591	$5,849
Support and services	6,118	6,585	18,718	17,566

Total revenue	6,581	8,819	24,309	23,415
Cost of license	16	20	54	60
Cost of support and services	2,440	3,087	7,860	8,682
Gross profit	4,125	5,712	16,395	14,673
Operating costs and expenses:
Research and development	1,378	1,266	4,303	3,665
Sales and marketing	2,101	2,763	7,734	8,904
General and administrative	616	942	2,536	3,328

Total operating costs and expenses	4,095	4,971	14,573	15,897
Income / (Loss) from operations	30	741	1,822	(1,224)
Interest expense, net	(318)	(421)	(1,138)	(1,227)
Other income (expense), net	130	222	495	257

Income / (Loss) before income tax	(158)	542	1,179	(2,194)
Income tax benefit / (expense), net	(38)	—	72	(96)

Net Income / (Loss)	$(196)	$542	$1,251	$(2,290)

Per share information:
Basic net income / (loss) per common share	$(0.01)	$0.04	$0.06	$(0.15)

Diluted net income / (loss) per common share	$(0.01)	$0.03	$0.06	$(0.15)

Weighted average shares used in computing basic net income / (loss) per common share	22,213	15,333	20,079	15,330

Weighted average shares used in computing diluted net income / (loss) per common share	22,213	15,514	20,080	15,330

eGain Communications Corporation

Supplemental Financial Information

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2009	% of revenue	2008	% of revenue	% Increase (Decrease) in US $	% Increase (Decrease) in Constant Currency (1)
Total revenue	$6,581	100%	$8,819	100%	-25%	-15%
Gross profit	4,125	63%	5,712	65%	-28%	-21%
Total operating costs and expenses	4,095	62%	4,971	56%	-18%	-9%
Income from operations	30	0%	741	8%	-96%	-98%
Net Income / (loss)	$(196)	-3%	$542	6%	NM *	NM

	Nine Months Ended March 31,
	2009	% of revenue	2008	% of revenue	% Increase (Decrease) in US $	% Increase (Decrease) in Constant Currency (1)
Total revenue	$24,309	100%	$23,415	100%	4%	20%
Gross profit	16,395	67%	14,673	63%	12%	24%
Total operating costs and expenses	14,573	60%	15,897	68%	-8%	-2%
Income from operations	1,822	7%	(1,224)	-5%	NM	NM
Net Income / (loss)	$1,251	5%	$(2,290)	-10%	NM	NM

(1)	We compare the percent change in the results from one period to another period using constant currency disclosure. We present constant currency information to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the exchange rate in effect June 30, 2008, which was the last day of our prior fiscal year, rather than the actual exchange rates in effect during the respective periods

*	NM - Not Meaningful